Angie Yang/Evan Pondel

PondelWilkinson, Inc.

Investor Relations

Corporate/Financial Communications

(310) 279-5980

HOUSE OF TAYLOR JEWELRY REPORTS

2006 FOURTH-QUARTER, FULL YEAR FINANCIAL RESULTS

-- Strong Sales Momentum Continues as Company Further Builds Infrastructure,

Establishing Extended Solid Foundation for Growth --

-- Company Achieves Operating Profit for 2006 Fourth Quarter --

WEST HOLLYWOOD, CA – April 23, 2007 – House of Taylor Jewelry, Inc. (NASDAQ:HOTJ) today reported a sharp increase in 2006 fourth-quarter and full-year sales, as the company continued to build its infrastructure and establish a solid foundation for growth.

For the 2006 fourth quarter, net sales increased more than six-fold to $15.9 million from $2.5 million in the same period a year ago and were up from $12 million in the immediately preceding third quarter.  For the full year, net sales grew to $31.8 million from $5.6 million in the prior-year.

“2006 was a year in which we further enhanced and broadened our infrastructure and achieved a number of important milestones in the launch of House of Taylor Jewelry as a preeminent global branded jewelry company,” said Jack Abramov, president and chief executive officer.  “Our solid progress in achieving strong sales momentum throughout the year has positioned the company as a competitive and reliable source of branded jewelry products and loose diamonds.”

 “During the past year, we focused on establishing a sales force backed by an internal service and call center.  We successfully launched several key sales initiatives to independents, including Kathy Ireland Diamond Essentials and our loose diamond program, that are already contributing to the growth of the company,” Abramov said.  “We also completed television and radio commercials, packaging, marketing materials, new ads and point-of-purchase store displays for jewelry retailers to capitalize on the powerful consumer awareness of our brands, and we added important new sourcing relationships with major global suppliers.

“The day-to-day support from Dame Elizabeth Taylor and Kathy Ireland, both major shareholders of the company, has been integral to our product design and marketing outreach, as well as the company’s growth to date,” Abramov added. “House of Taylor Jewelry is distinguished among its competitors, in large part, because of the consumer awareness and loyalty gained through the media outreach of Ms.

House of Taylor Jewelry, Inc.

Taylor and Ms. Ireland. These two world renowned icons represent a critical element of House of Taylor Jewelry’s ability to touch consumers and attract independent jewelry retailers worldwide.”

During the fourth quarter, the company had income from operations of $168,000, compared with a loss from operations of $928,000 in the immediately preceding third quarter and a loss from operations of $1.6 million in the comparable year-ago period.  For the full year, the company posted a loss from operations of $4.8 million in 2006, compared with a loss from operations of $4.3 million a year ago.

House of Taylor Jewelry recorded a 2006 fourth-quarter net loss of $2.8 million, equal to $.07 per share, which includes $1.1 million in non-cash interest expense for amortization of debt issuance costs and $1.7 million in non-cash loss on the change in warrant liability, compared with a net loss of $1.7 million, or $.04 per share,  for the comparable period in 2005.

The net loss for the 2006 full year amounted to $8.4 million, or $0.21 per share, which includes $2.7  million in non-cash interest expense for amortization of debt issuance costs.  For 2005, the company reported a net loss of $3.5 million, or $0.10 per share, which included a $1 million gain on settlement of a payable to a vendor.

The company’s financial statements for the year ended December 31, 2006, which were included in its Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on April 16, 2007, contains a going concern explanatory paragraph in the report of its independent auditors. This disclosure is being made to comply with Nasdaq Marketplace Rule 4350(b)(1)(B) and does not represent any change or amendment to the company’s financial statements or to its Annual Report on Form 10-KSB as filed.  Further information is contained in House of Taylor Jewelry Inc.’s Annual Report on Form 10-KSB for the year ended December 31, 2006.

Abramov said the loss, as expected, principally reflected expenses in connection with product roll-out and marketing and includes approximately $4.5 million in non-cash expenses related to amortization of debt issuance costs and intangible assets, as well as stock-based compensation for services.  The company’s diamond program, a major driver for the sales increase, produced $11.6 million in loose diamond sales in the 2006 fourth quarter and $22.4 million for the year. Abramov said sales to the wholesale trade were purposely at a nominal markup throughout the year in order to accelerate market penetration and bolster brand awareness and ultimately stimulate jewelry sales carrying higher margins.  Abramov also noted that in the 2006 fourth quarter the company achieved an operating profit for the first time.

“Proceeding into 2007, we are further strengthening relationships with our existing independent retailers, as well as building strong new inroads with a significant number of independents in a disciplined approach that we believe will add tangible value as our company expands,” Abramov said.  “We believe this strategy provides the company with a solid, diverse revenue stream, without dependency on any one large retail organization. At the same time, we are providing independent jewelry retailers with the highly

House of Taylor Jewelry, Inc.

respected House of Taylor Jewelry brands in a wider range of price categories, along with related marketing tools to enhance their businesses and give them distinct competitive advantages.”

House of Taylor Jewelry shares began trading on Nasdaq in March 2006. In May 2005, the company secured exclusive licensing agreements with Dame Elizabeth Taylor’s Interplanet Productions and SandBox Jewelry, LLC, a subsidiary of Kathy Ireland Worldwide.

About House of Taylor Jewelry, Inc.

House of Taylor Jewelry is a Los Angeles-based international jewelry company whose principal shareholders include entities owned by Dame Elizabeth Taylor and Kathy Ireland, along with members of the Abramov family. It serves fine jewelry retailers worldwide with diverse jewelry collections marketed under the brands Elizabeth™, House of Taylor Jewelry™, and Kathy Ireland Jewelry™ Exclusively for House of Taylor Jewelry. More information on the company can be found at www.hotj.com.

Certain statements included in this press release constitute forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements, including, but not limited to, further widening relationships with independent retailers, programs to provide an ongoing revenue stream, further enhancing brand awareness and stimulating jewelry sales with higher margins, involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Other factors that could cause actual results to differ materially from those set forth in the forward-looking statements include the availability of funding for current and future operations; the acceptance of the company’s branded products in the marketplace; and the characteristics and pricing of the company’s branded products as compared with competing products, as well as others discussed in House of Taylor Jewelry, Inc.'s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. House of Taylor Jewelry, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

#   #   #

House of Taylor Jewelry, Inc.

Consolidated Statements of Operations

	Year ended December 31,
	2006	2005

Net sales (including sales to related parties of $946,410 and $23,698, respectively)	$31,793,037	$5,613,379
Cost of goods sold	28,145,891	4,968,516
Gross profit	3,647,146	644,863

Expenses:
Selling, shipping and general and administrative	8,496,666	4,980,704
Loss from operations	(4,849,520)	(4,335,841)

Other income (expense):
Discount received on settlement of payable to vendor	-	981,980
Interest income	119,220	56,953
Interest expense	(3,617,913)	(226,783)
	(3,498,693)	812,150
Loss before income taxes	(8,348,213)	(3,523,691)
State income taxes	5,064	6,181
Net loss	$(8,353,277)	$(3,529,872)
Net loss per share:
basic and diluted	$ (0.21)	$ (0.10)
Weighted average shares outstanding:
basic and diluted	38,954,128	36,001,544